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                                                                      EXHIBIT 11

                    CANNONDALE CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT FOR PER-SHARE DATA)
                                   (UNAUDITED)

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                                                                 THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                               ------------------------            ------------------------
                                                            DECEMBER 28,      DECEMBER 30,      DECEMBER 28,      DECEMBER 30,
                                                                1996              1995              1996              1995
                                                               ------            ------            ------            ------
PRIMARY EARNINGS PER SHARE COMPUTATION:

Weighted average shares outstanding ...............             8,614             8,511             8,613             7,850

Net effect of options-
based on the treasury stock method ................               448               349               444               371
                                                               ------            ------            ------            ------
Weighted average number of common shares
and equivalents outstanding during the period .....             9,062             8,860             9,057             8,221
                                                               ======            ======            ======            ======
Income applicable to common shares and
   equivalents ....................................            $3,153            $2,224            $3,642            $2,418
                                                               ======            ======            ======            ======
Net income per share ..............................            $  .35            $  .25            $  .40            $  .29
                                                               ======            ======            ======            ======

FULLY DILUTED  EARNINGS PER SHARE
COMPUTATION:

Weighted average shares outstanding ...............             8,614             8,511             8,613             7,850

Net effect of options-
based on the treasury stock method ................               521               360               520               371
                                                               ------            ------            ------            ------
Weighted average number of common shares
and equivalents outstanding during the period .....             9,135             8,871             9,133             8,221
                                                               ======            ======            ======            ======
Income applicable to common shares and
   equivalents ....................................            $3,153            $2,224            $3,642            $2,418
                                                               ======            ======            ======            ======
Net income per share ..............................            $  .35            $  .25            $  .40            $  .29
                                                               ======            ======            ======            ======
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